Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
HMN Financial, Inc.:
We consent to the use of our reports dated March 4, 2008, with respect to the consolidated balance sheets of HMN Financial, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Registration Statement.
/s/ KPMG LLP
Minneapolis, Minnesota
January 22, 2009